Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Greg Miller, Chief Financial Officer
(408) 934-3144 gregm@calmicro.com

California Micro Devices Reports December Quarter Financial Results

Record revenue of $19.6 million; EPS of $0.11 beats estimates

MILPITAS, Calif. — Jan. 19, 2006 — California Micro Devices (Nasdaq: CAMD) today presented its financial results for the third quarter of fiscal 2006, which ended December 31, 2005. Revenue was a record $19.6 million compared to $18.5 million in the prior quarter and $17.8 million in the same quarter a year ago. Diluted earnings per share exceeded guidance at $0.11 compared to $0.09 in the prior quarter and $0.04 a year ago, which included restructuring charges of $1.1 million or the equivalent of $0.04 earnings per share.

“I’m pleased to report that we achieved record revenue and unit shipments for the second consecutive quarter,” said Robert V. Dickinson, president and CEO. “Revenue from both our mobile handset products and from our personal computer and digital consumer electronics products increased sequentially and year-on-year.” He noted that bookings were $16.4 million, down from the record $20.0 million posted in Q2, and that design wins totaled 306, down from 353 in Q2.

Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its December quarter results. Within the USA, interested parties can access the conference call by dialing (800) 218-8862. International parties may gain access by dialing (303) 262-2051. No password is necessary.

A replay of the conference call will be available on the company’s web site at www.calmicro.com (Investor Relations Link) from approximately 4:00 p.m. Pacific Time today and continuing for one year.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile handset, personal computer and digital consumer electronics markets. Key products include Application Specific Integrated Passive™ (ASIP™) devices and selected high value mixed signal ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ and Application Specific Integrated Passive™ are trademarks of California Micro Devices.

All other trademarks are property of their respective owners

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED BALANCE SHEETS

(amounts in thousands, except share quantities)

	December 31, 2005	March 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,455	$13,830
Short-term investments	38,190	22,245
Accounts receivable, net	11,084	7,574
Inventories	7,125	6,532
Prepaid expenses and other current assets	656	1,286

Total current assets	64,510	51,467
Property, plant and equipment, net	4,173	6,038
Other long-term assets	55	172

TOTAL ASSETS	$68,738	$57,677

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,173	$4,523
Accrued liabilities	3,124	3,762
Deferred margin on shipments to distributors	2,912	2,520
Current maturities of long-term debt and capital lease obligations	82	100

Total current liabilities	12,291	10,905

Long-term debt and capital leases, less current maturities	—	90
Other long-term liabilities	11	21

Total liabilities	12,302	11,016

Commitments and contingencies
Shareholders’ equity:
Common stock - no par value; 50,000,000 shares authorized; shares issued and outstanding: 22,781,417 as of December 31, 2005 and 21,605,315 as of March 31, 2005	110,248	105,494
Accumulated other comprehensive loss	(11)	(2)
Accumulated deficit	(53,801)	(58,831)

Total shareholders’ equity	56,436	46,661

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$68,738	$57,677

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Net sales	$19,617	$17,840	$52,846	$51,372
Cost and expenses:
Cost of sales	12,363	11,342	33,493	31,455
Research and development	2,037	1,192	5,321	3,648
Selling, general and administrative	3,053	3,484	9,802	9,965
Restructuring	(1)	1,055	59	1,055

Total costs and expenses	17,452	17,073	48,675	46,123

Operating income	2,165	767	4,171	5,249
Other income (expense), net	414	130	988	(61)

Income before income taxes	2,579	897	5,159	5,188
Income taxes	52	27	129	155

Net income	$2,527	$870	$5,030	$5,033

Net income per share–basic	$0.11	$0.04	$0.23	$0.24

Weighted average common shares outstanding–basic	22,359	21,492	21,904	21,241

Net income per share–diluted	$0.11	$0.04	$0.22	$0.22

Weighted average common shares and share equivalents outstanding–diluted	23,451	22,804	22,692	22,780

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846